                                                                    EXHIBIT 11.1

                           MILLER EXPLORATION COMPANY

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                     Year Ended December 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------  ------------
                                                          (In thousands,
                                                      except per share data)
BASIC EARNINGS (LOSS) PER SHARE
Net loss............................................ $    (1,982) $    (41,800)
Shares
  Weighted average shares outstanding...............      12,633        11,153
                                                     -----------  ------------
Basic earnings (loss) per share..................... $     (0.16) $      (3.75)
                                                     ===========  ============
DILUTED EARNINGS (LOSS) PER SHARE
Net loss............................................ $    (1,982) $    (41,800)
Shares
  Weighted average shares outstanding...............      12,633        11,153
                                                     -----------  ------------
Diluted earnings (loss) per share................... $     (0.16) $      (3.75)
                                                     ===========  ============